EXHIBIT 99.1

Garmin announces fourth quarter and fiscal year 2021 results

Company reports record full year revenue and operating income and proposes dividend increase

Schaffhausen, Switzerland / February 16, 2022/ Business Wire – Garmin® Ltd. (NYSE: GRMN), today announced results for the fourth quarter and fiscal year ended December 25, 2021.

Highlights for fourth quarter 2021 include:

•
Record consolidated revenue of $1.39 billion, a 3% increase over the prior year quarter with three of our segments posting strong double digit growth
•
Gross and operating margins were 55.5% and 22.6%, respectively
•
Operating income of $315 million, a 15% decrease compared to the prior year quarter
•
GAAP EPS was $1.48 and pro forma EPS(1) was $1.55
•
Garmin Descent Mk2i dive computer and Descent T1 transmitter named one of 2021’s greatest innovations by Popular Science
•
Named a supplier of the year by Embraer for seventh consecutive year
•
Garmin Surround View Camera System was awarded the prestigious DAME design award
•
Recently announced the acquisition of Vesper Marine, a leading provider of marine communication equipment and services
•
Introduced the new Garmin DriveSmart series of portable car navigators with a range of large displays up to 8”

Highlights for fiscal year 2021 include:

•
Sixth consecutive year of revenue growth with each of our five segments posting double digit growth over the prior year
•
Record consolidated revenue of $4.98 billion, a 19% increase over the prior year
•
Gross margin of 58.0% compared to 59.3% in the prior year
•
Operating margin of 24.5% compared to 25.2% in the prior year
•
Record operating income of $1.22 billion, increasing 16% over the prior year
•
GAAP EPS was $5.61 and pro forma EPS(1) was $5.82, representing 13% growth over the prior year pro forma EPS

(In thousands, except per share information)	13-Weeks Ended			52-Weeks Ended
	December 25, 2021	December 26, 2020	YoY Change	December 25, 2021	December 26, 2020	YoY Change
Net sales	$1,391,589	$1,351,405	3%	$4,982,795	$4,186,573	19%
Fitness	470,146	470,811	(0)%	1,533,788	1,317,498	16%
Outdoor	378,218	411,935	(8)%	1,281,933	1,128,081	14%
Aviation	177,582	156,969	13%	712,468	622,820	14%
Marine	196,454	171,579	14%	875,151	657,848	33%
Auto	169,189	140,111	21%	579,455	460,326	26%

Gross margin %	55.5%	58.5%		58.0%	59.3%

Operating income %	22.6%	27.5%		24.5%	25.2%

GAAP diluted EPS	$1.48	$1.73	(14)%	$5.61	$5.17	9%
Pro forma diluted EPS (1)	$1.55	$1.73	(10)%	$5.82	$5.14	13%

(1) See attached Non-GAAP Financial Information for discussion and reconciliation of non-GAAP financial measures, including pro forma diluted EPS

Executive Overview from Cliff Pemble, President and Chief Executive Officer:

“2021 was another remarkable year as demand for our products led to strong double digit annual revenue growth in each of our five segments,” said Cliff Pemble, President and CEO of Garmin. “We are entering 2022 with a great lineup of recently introduced products and have more exciting product introductions planned throughout the year. I am very proud of what we have accomplished in 2021 and look forward to the opportunities and challenges of the new year.”

Fitness:

Revenue from the fitness segment was flat in the fourth quarter, with growth in advanced wearable products offset by reduced sales of cycling products. Gross margin and operating margins were 49% and 22%, respectively, resulting in $104 million of operating income. During the quarter, we announced multiyear sponsorship agreements at both the high school and collegiate levels to showcase the power and utility of our running watches. We also recently released our 2021 Connect Fitness Report which shows double digit growth in nearly every activity category, demonstrating the unique active lifestyle focus of our customer base.

Outdoor:

Revenue from the outdoor segment decreased 8% in the fourth quarter primarily due to component constraints that limited the number of orders we could fulfill for our traditional handhelds and dog products. Gross margin and operating margins were 65% and 37%, respectively, resulting in $142 million of operating income. The Garmin Descent Mk2i dive computer and Descent T1 transmitter featuring our revolutionary SubWave sonar-based communication were named one of 2021’s greatest innovations by Popular Science.

Aviation:

Revenue from the aviation segment grew 13% in the fourth quarter primarily driven by the OEM category. Gross margin and operating margins were 73% and 25%, respectively, resulting in $45 million of operating income. During the quarter the G3000 integrated flight deck was selected by Heart Aerospace for the all-electric ES-19 regional airliner. We also announced additional certifications for our GFC 500/600 autopilot, bringing the performance and safety enhancing benefits of our flight control technology to more aircraft models. Also in the quarter, Embraer presented Garmin with its seventh consecutive Supplier of the Year award. Over the past decade, Embraer has presented Garmin with a total of 12 supplier awards across various categories, including: Electric and Electronics Systems, Technical Support to Operators, Electro- Mechanical Systems, and Material Support to Operator, recognizing our achievement in designing, manufacturing, and supporting the most innovative flight deck solutions.

Marine:

Revenue from the marine segment grew 14% in the fourth quarter with growth across multiple categories led by strong demand for our chartplotters. Gross margin and operating margins were 54% and 20%, respectively, resulting in $39 million of operating income. During the quarter, we launched the new GPSMAP 79 marine handheld series, equipping mariners with easy-to-use navigation tools in the palm of their hand. We also launched the new GMR Fantom range, the most powerful solid-state dome radars in their class. These high-powered radars offer a broad range from 20 feet to 48 nautical miles, improved target detection and features to enhance situational awareness on the water. Also during the quarter, our Surround View Camera System was named the 2021 DAME Design award winner as the industry first intelligent camera system delivering unprecedented situational awareness and convenience on the water.

Auto:

Revenue from the auto segment grew 21% during the fourth quarter driven by growth in both auto OEM programs and consumer auto products. Gross margin was 36%, and we recorded an operating loss of $15 million in the quarter driven by ongoing investments in auto OEM programs. During the quarter, we began shipments of the new lineup of Drive navigators for the consumer market, bringing larger displays and more connected features to our customers.

Additional Financial Information:

Total operating expenses in the fourth quarter were $457 million, a 9% increase over the prior year. Research and development increased by 11%, primarily due to engineering personnel costs. Selling, general and administrative expenses increased 10%, driven primarily by personnel related expenses and information technology costs. Advertising expenses were consistent with the prior year quarter.

The effective tax rate in the fourth quarter of 2021 was 7.4% compared to the GAAP effective tax rate of 14.8% and pro forma effective tax rate(1) of 12.0% in the prior year quarter. The year-over-year decrease in the pro forma effective tax rate is primarily due to uncertain tax position reserves recorded in the prior year.

In the fourth quarter of 2021, we generated approximately $49 million of free cash flow(1), and paid a quarterly dividend of approximately $129 million. We ended the quarter with cash and marketable securities of approximately $3.1 billion.

(1)
See attached Non-GAAP Financial Information for discussion and reconciliation of non-GAAP financial measures, including pro forma effective tax rate and free cash flow.

2022 Fiscal Year Guidance(2):

We expect full year 2022 revenue of approximately $5.5 billion, an increase of approximately 10% over 2021. We expect our full year pro forma EPS to be approximately $5.90 based upon gross margin of approximately 57.5%, operating margin of approximately 22.8% and pro forma effective tax rate of approximately 10.5%.

2022 Guidance
Revenue	$5.5B
Gross Margin	57.5%
Operating Margin	22.8%
Pro forma Effective Tax Rate	10.5%
Pro forma EPS	$5.90

(2)
All amounts and %s in the above 2022 Guidance table are approximate. Also, see attached discussion on Forward-looking Financial Measures.

Dividend Recommendation:

The board of directors intends to recommend to the shareholders for approval at the annual meeting to be held on June 10, 2022, a cash dividend in the amount of $2.92 per share (subject to possible adjustment based on the total amount of the dividend in Swiss Francs as approved at the annual meeting), payable in four equal installments on dates to be determined by the board. The board currently anticipates the scheduling of the dividend in four installments as follows:

Dividend Date	Record Date	$s per share
June 30, 2022	June 20, 2022	$0.73
September 30, 2022	September 15, 2022	$0.73
December 30, 2022	December 15, 2022	$0.73
March 31, 2023	March 15, 2023	$0.73

In addition, the board has established March 31, 2022 as the payment date and March 15, 2022 as the record date for the final dividend installment of $0.67 per share, per the prior approval at the 2021 annual shareholders’ meeting. The first, second and third payments of $0.67 per share were made on June 30, 2021, September 30, 2021, and December 31, 2021, respectively.

Webcast Information/Forward-Looking Statements:

The information for Garmin Ltd.’s earnings call is as follows:

When:	Wednesday, February 16, 2022 at 10:30 a.m. Eastern
Where:	https://www.garmin.com/en-US/investors/events/
How:	Simply log on to the web at the address above or call to listen in at 855-757-3897

An archive of the live webcast will be available until February 15, 2023 on the Garmin website at www.garmin.com. To access the replay, click on the Investors link and click over to the Events Calendar page.

This release includes projections and other forward-looking statements regarding Garmin Ltd. and its business that are commonly identified by words such as “anticipates,” “would,” “may,” “expects,” “estimates,” “plans,” “intends,” “projects,” and other words or phrases with similar meanings. Any statements regarding the Company’s expected fiscal 2022 GAAP and pro forma estimated earnings, EPS, and effective tax rate, and the Company’s expected segment revenue growth rates, consolidated revenue, gross margins, operating margins, potential future acquisitions, currency movements, expenses, pricing, new products launches, market reach, statements relating to possible future dividends, and the Company’s plans and objectives are forward-looking statements. The forward-looking events and circumstances discussed in this release may not occur and actual results could differ materially as a result of risk factors and uncertainties affecting Garmin, including, but not limited to, the risk factors that are described in the Annual Report on Form 10-K for the year ended December 25, 2021 filed by Garmin with the Securities and Exchange Commission (Commission file number 001-41118). A copy of Garmin’s 2021 Form 10-K can be downloaded from https://www.garmin.com/en-US/investors/sec/. All information provided in this release and in the attachments is as of December 25, 2021. Undue reliance should not be placed on the forward-looking statements in this press release, which are based on information available to us on the date hereof. We undertake no duty to update this information unless required by law.

This release and the attachments contain non-GAAP financial measures. A reconciliation to the nearest GAAP measure and a discussion of the Company's use of these measures are included in the attachments.

Garmin, the Garmin logo and the Garmin delta, G3000 and GPSMAP are trademarks of Garmin Ltd. or its subsidiaries and are registered in one or more countries, including the U.S. Drive, DriveSmart, Descent, GFC, GMR Fantom and SubWave are trademarks of Garmin Ltd. or its subsidiaries. All other brands, product names, company names, trademarks and service marks are the properties of their respective owners. All rights reserved.

Investor Relations Contact:	Media Relations Contact:
Teri Seck	Krista Klaus
913/397-8200	913/397-8200
investor.relations@garmin.com	media.relations@garmin.com

Garmin Ltd. and Subsidiaries
Condensed Consolidated Statements of Income (Unaudited)
(In thousands, except per share information)

	13-Weeks Ended		52-Weeks Ended
	December 25, 2021	December 26, 2020	December 25, 2021	December 26, 2020
Net sales	$1,391,589	$1,351,405	$4,982,795	$4,186,573
Cost of goods sold	619,484	560,422	2,092,336	1,705,237
Gross profit	772,105	790,983	2,890,459	2,481,336

Advertising expense	61,124	61,135	171,829	151,166
Selling, general and administrative expense	174,090	158,910	659,986	570,245
Research and development expense	221,772	199,672	840,024	705,685
Total operating expenses	456,986	419,717	1,671,839	1,427,096

Operating income	315,119	371,266	1,218,620	1,054,240
Other income (expense):
Interest income	7,005	6,744	28,573	37,002
Foreign currency (losses) gains	(14,642)	12,627	(45,263)	2,825
Other income	1,355	828	4,866	9,343
Total other income (expense)	(6,282)	20,199	(11,824)	49,170

Income before income taxes	308,837	391,465	1,206,796	1,103,410
Income tax provision	22,702	57,918	124,596	111,086
Net income	$286,135	$333,547	$1,082,200	$992,324

Net income per share:
Basic	$1.49	$1.74	$5.63	$5.19
Diluted	$1.48	$1.73	$5.61	$5.17

Weighted average common shares outstanding:
Basic	192,353	191,278	192,180	191,085
Diluted	193,306	192,303	193,043	191,895

Garmin Ltd. and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)
(In thousands, except per share information)

	December 25, 2021	December 26, 2020
Assets
Current assets:
Cash and cash equivalents	$1,498,058	$1,458,442
Marketable securities	347,980	387,642
Accounts receivable, net	843,445	849,469
Inventories	1,227,609	762,084
Deferred costs	15,961	20,145
Prepaid expenses and other current assets	328,719	191,569
Total current assets	4,261,772	3,669,351

Property and equipment, net	1,067,478	855,539
Operating lease right-of-use assets	89,457	94,626
Noncurrent marketable securities	1,268,698	1,131,175
Deferred income tax assets	260,205	245,455
Noncurrent deferred costs	12,361	16,510
Intangible assets, net	791,073	828,566
Other noncurrent assets	103,383	190,151
Total assets	$7,854,427	$7,031,373

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$370,048	$258,885
Salaries and benefits payable	211,371	181,937
Accrued warranty costs	45,467	42,643
Accrued sales program costs	121,514	109,891
Other accrued expenses	225,988	181,767
Deferred revenue	87,654	86,865
Income taxes payable	128,083	68,585
Dividend payable	258,023	233,644
Total current liabilities	1,448,148	1,164,217

Deferred income tax liabilities	117,595	116,844
Noncurrent income taxes payable	62,539	92,810
Noncurrent deferred revenue	41,618	49,934
Noncurrent operating lease liabilities	70,044	75,958
Other noncurrent liabilities	324	15,494

Stockholders’ equity:
Shares, CHF 0.10 par value, 198,077 shares authorized and issued, 192,608 shares outstanding at December 25, 2021; and 191,571 shares outstanding at December 26, 2020	17,979	17,979
Additional paid-in capital	1,960,722	1,880,354
Treasury stock	(303,114)	(320,016)
Retained earnings	4,320,737	3,754,372
Accumulated other comprehensive income	117,835	183,427
Total stockholders’ equity	6,114,159	5,516,116
Total liabilities and stockholders’ equity	$7,854,427	$7,031,373

Garmin Ltd. and Subsidiaries
Consolidated Statements of Cash Flows
(In thousands)

	52-Weeks Ended
	December 25, 2021	December 26, 2020
Operating Activities:
Net income	$1,082,200	$992,324
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	103,498	78,121
Amortization	51,320	48,594
Loss (gain) on sale of property and equipment	298	(1,799)
Unrealized foreign currency losses (gains)	36,385	(9,873)
Deferred income taxes	(5,368)	6,931
Stock compensation expense	92,522	80,885
Realized gains on marketable securities	(622)	(1,392)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable, net of allowance for doubtful accounts	(19,106)	(108,859)
Inventories	(476,454)	28,726
Other current and noncurrent assets	(38,004)	(33,690)
Accounts payable	108,946	1,447
Other current and noncurrent liabilities	70,007	87,761
Deferred revenue	(7,377)	(25,211)
Deferred costs	8,288	11,973
Income taxes	5,894	(20,671)
Net cash provided by operating activities	1,012,427	1,135,267

Investing activities:
Purchases of property and equipment	(307,645)	(185,401)
Proceeds from sale of property and equipment	35	1,977
Purchase of intangible assets	(1,942)	(2,065)
Purchase of marketable securities	(1,508,712)	(1,052,640)
Redemption of marketable securities	1,363,070	1,126,253
Acquisitions, net of cash acquired	(20,175)	(148,648)
Net cash used in investing activities	(475,369)	(260,524)

Financing activities:
Dividends	(491,457)	(450,631)
Proceeds from issuance of treasury stock related to equity awards	35,733	15,201
Purchase of treasury stock related to equity awards	(30,985)	(26,330)
Net cash used in financing activities	(486,709)	(461,760)

Effect of exchange rate changes on cash and cash equivalents	(10,254)	18,127

Net increase in cash, cash equivalents, and restricted cash	40,095	431,110
Cash, cash equivalents, and restricted cash at beginning of year	1,458,748	1,027,638
Cash, cash equivalents, and restricted cash at end of year	$1,498,843	$1,458,748

The following table includes supplemental financial information for the consumer auto and auto OEM operating segments that management believes is useful.

Garmin Ltd. and Subsidiaries
Net Sales, Gross Profit and Operating Income by Segment
(In thousands)

					Auto
	Fitness	Outdoor	Aviation	Marine	Total Auto	Consumer Auto	Auto OEM	Total

13-Weeks Ended December 25, 2021

Net sales	$470,146	$378,218	$177,582	$196,454	$169,189	$93,143	$76,046	$1,391,589
Gross profit	231,560	244,482	130,445	105,170	60,448	40,257	20,191	772,105
Operating income (loss)	104,085	141,747	44,800	39,158	(14,671)	10,213	(24,884)	315,119

13-Weeks Ended December 26, 2020

Net sales	$470,811	$411,935	$156,969	$171,579	$140,111	$78,552	$61,559	$1,351,405
Gross profit	250,603	270,627	114,237	96,347	59,169	41,516	17,653	790,983
Operating income (loss)	128,809	179,028	33,718	41,530	(11,819)	15,836	(27,655)	371,266

52-Weeks Ended December 25, 2021

Net sales	$1,533,788	$1,281,933	$712,468	$875,151	$579,455	$324,731	$254,724	$4,982,795
Gross profit	813,325	834,837	519,821	495,310	227,166	153,825	73,341	2,890,459
Operating income (loss)	372,575	480,777	191,775	244,199	(70,706)	45,603	(116,309)	1,218,620

52-Weeks Ended December 26, 2020

Net sales	$1,317,498	$1,128,081	$622,820	$657,848	$460,326	$275,493	$184,833	$4,186,573
Gross profit	697,539	739,777	453,008	384,450	206,562	139,864	66,698	2,481,336
Operating income (loss)	318,884	441,085	137,203	175,724	(18,656)	41,464	(60,120)	1,054,240

Garmin Ltd. and Subsidiaries
Net Sales by Geography
(In thousands)

	13-Weeks Ended			52-Weeks Ended
	December 25, 2021	December 26, 2020	YoY	December 25, 2021	December 26, 2020	YoY
Net sales	$1,391,589	$1,351,405	3%	$4,982,795	$4,186,573	19%
Americas	626,099	595,720	5%	2,349,515	1,968,080	19%
EMEA	528,053	536,822	(2)%	1,858,907	1,579,749	18%
APAC	237,437	218,863	8%	774,373	638,744	21%

EMEA - Europe, Middle East and Africa
APAC - Asia Pacific and Australian Continent

Changes in Expense Classification and Segment Allocation Methodologies

Beginning with reports filed in the first quarter of fiscal 2022, the Company will reflect a refined methodology used in classifying certain indirect costs in accordance with the way the Company's management will use the information in decision making, which we believe will provide a more meaningful representation of costs incurred to support research and development activities. Future reports will also reflect a refined methodology used to allocate certain selling, general, and administrative expenses to the segments in a more direct manner to provide a more meaningful representation of segment profit or loss.

These changes in classification and allocation had no effect on the Company's consolidated operating or net income or on the Company's composition of operating segments and reportable segments. The Company expects to report its financial results in accordance with these changes beginning with the Company's first quarter 2022 Form 10-Q and will recast prior periods to conform to the revised presentation.

We estimate the expense classification change will result in a decrease to research and development expense of approximately $61 million, with a corresponding increase to selling, general, and administrative expenses, for the recast fiscal year ended December 25, 2021.

We estimate the segment allocation change will result in the following impacts to segment operating income for the recast fiscal year ended December 25, 2021:

52-Weeks Ended December 25, 2021 (In millions)
Auto
	Fitness	Outdoor	Aviation	Marine	Total Auto	Consumer Auto	Auto OEM	Total
Operating income (decrease) increase	$ (13)	$ (5)	$ 1	$ 6	$ 11	$ 3	$ 8	$ —

Non-GAAP Financial Information

To supplement our financial results presented in accordance with GAAP, this release includes the following measures defined by the Securities and Exchange Commission as non-GAAP financial measures: pro forma effective tax rate, pro forma net income (earnings) per share and free cash flow. These non-GAAP measures are not based on any comprehensive set of accounting rules or principles and should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and may be different from non-GAAP measures used by other companies, limiting the usefulness of the measures for comparison with other companies. Management believes providing investors with an operating view consistent with how it manages the Company provides enhanced transparency into the operating results of the Company, as described in more detail by category below.

The tables below provide reconciliations between the GAAP and non-GAAP measures.

Pro forma effective tax rate

The Company’s income tax expense is periodically impacted by discrete tax items that are not reflective of income tax expense incurred as a result of current period earnings. Therefore, management believes disclosure of the effective tax rate and income tax provision before the effect of certain discrete tax items are important measures to permit investors' consistent comparison between periods.

(In thousands, except ETR information)	13-Weeks Ended				52-Weeks Ended
	December 25, 2021		December 26, 2020		December 25, 2021		December 26, 2020
	$	ETR(1)	$	ETR(1)	$	ETR(1)	$	ETR(1)
U.S GAAP income tax provision	$22,702	7.4%	$57,918	14.8%	$124,596	10.3%	$111,086	10.1%
Pro forma discrete tax items:
Uncertain tax reserve release (2)							14,308
Switzerland deferred tax assets (3)			(11,016)				(11,016)
Pro forma income tax provision	$22,702	7.4%	$46,902	12.0%	$124,596	10.3%	$114,378	10.4%

(1) Effective tax rate is calculated by taking the income tax provision divided by income before taxes, as presented on the face of the Condensed Consolidated Statements of Income.

(2) In second quarter 2020, the Company recognized a $14.3 million income tax benefit due to the release of uncertain tax position reserves associated with the 2014 intercompany restructuring, which was a pro forma adjustment in 2014. The second quarter 2020 impact of the reserve release is not reflective of income tax expense incurred as a result of current period earnings and therefore affects period-to-period comparability.

(3) Certain Switzerland deferred tax assets related to the enactment of Switzerland Federal and Schaffhausen cantonal tax reform and related transitional measures were revalued in the fourth quarter of 2020 resulting in $11.0 million income tax expense. The impact of the revaluation of these Switzerland deferred tax assets is not reflective of income tax expense incurred as a result of current period earnings and therefore affects period-to-period comparability.

Pro forma net income (earnings) per share

Management believes that net income (earnings) per share before the impact of foreign currency gains or losses and certain discrete income tax items, as discussed above, is an important measure in order to permit a consistent comparison of the Company’s performance between periods.

(In thousands, except per share information)	13-Weeks Ended		52-Weeks Ended
	December 25, 2021	December 26, 2020	December 25, 2021	December 26, 2020
GAAP net income	$286,135	$333,547	$1,082,200	$992,324
Foreign currency gains / losses (1)	14,642	(12,627)	45,263	(2,825)
Tax effect of foreign currency gains / losses (2)	(1,076)	1,513	(4,673)	293
Pro forma discrete tax items (3)		11,016		(3,292)
Pro forma net income	$299,701	$333,449	$1,122,790	$986,500

GAAP net income per share:
Basic	$1.49	$1.74	$5.63	$5.19
Diluted	$1.48	$1.73	$5.61	$5.17

Pro forma net income per share:
Basic	$1.56	$1.74	$5.84	$5.16
Diluted	$1.55	$1.73	$5.82	$5.14

Weighted average common shares outstanding:
Basic	192,353	191,278	192,180	191,085
Diluted	193,306	192,303	193,043	191,895

(1) Foreign currency gains and losses for the Company are driven by movements of a number of currencies in relation to the U.S. Dollar and the related exchange rate impact on the significant cash, receivables, and payables held in a currency other than the functional currency at a given legal entity. However, there is minimal cash impact from such foreign currency gains and losses.

(2) The tax effect of foreign currency gains and losses was calculated using the pro forma effective tax rate of 7.4% and 10.3% for the 13-weeks and fiscal year ended December 25, 2021, respectively, and the pro forma effective tax rate of 12.0% and 10.4% for the 13-weeks and fiscal year ended December 26, 2020, respectively.

(3) The 2020 discrete tax items are discussed in the pro forma effective tax rate section above.

Free cash flow

Management believes that free cash flow is an important liquidity measure because it represents the amount of cash provided by operations that is available for investing and defines it as operating cash flows less capital expenditures for property and equipment. Management believes that excluding purchases of property and equipment provides a better understanding of the underlying trends in the Company’s operations and allows more accurate comparisons of the Company’s results between periods. This metric may also be useful to investors, but should not be considered in isolation as it is not a measure of cash flow available for discretionary expenditures. The most comparable GAAP measure is net cash provided by operating activities.

(In thousands)	13-Weeks Ended		52-Weeks Ended
	December 25, 2021	December 26, 2020	December 25, 2021	December 26, 2020
Net cash provided by operating activities	$168,962	$435,818	$1,012,427	$1,135,267
Less: purchases of property and equipment	(119,685)	(48,329)	(307,645)	(185,401)
Free Cash Flow	$49,277	$387,489	$704,782	$949,866

Forward-looking Financial Measures

The forward-looking financial measures in our 2022 guidance provided above do not consider the potential future net effect of foreign currency exchange gains and losses, certain discrete tax items and any other impacts that may be identified as pro forma adjustments in calculating the non-GAAP measures described above.

The estimated impact of foreign currency gains and losses cannot be reasonably estimated on a forward-looking basis due to the high variability and low visibility with respect to non-operating foreign currency exchange gains and losses and the related tax effects of such gains and losses. The impact on diluted net income per share of foreign currency gains and losses, net of tax effects, was $0.21 per share for the 52-weeks ended December 25, 2021.

At this time, management is unable to determine whether or not significant discrete tax items will occur in fiscal 2022 or anticipate the impact of any other events that may be considered in the calculation of non-GAAP financial measures.